SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

          Proxy Statement Pursuant to Section 14(a) of Section 14(a) of
                       the Securities Exchange Act of 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[  ]    Preliminary Proxy Statement
[  ]    Confidential, for Use of the Commission Only
        (as permitted by Rule 14a-6(a) (2))
[  ]    Definitive Proxy Statement
[X ]    Definitive Additional Materials
[  ]    Soliciting Material Pursuant to Rule 14a-12

                                  LODGIAN,INC.
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                 (Name of Registrant as Specified in Its Charter


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     (Name of Person(s) Filing Proxy Statement if other than the Registrant


Payment of Filing Fee (Check the appropriate box):
[  ]    No fee required
[  ]    Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and
        0-11. N/A
                (1) Title of each class of securities to which transaction applies: N/A

                (2) Aggregate number of securities to which transaction applies: N/A
                (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): N/A
                (4)     Proposed maximum aggregate value of transaction:  N/A
                (5)     Total fee paid:  N/A

[  ]    Fee paid previously with preliminary materials.
[  ]    Check box if any part of the fee is offset as provided by Exchange Act
        Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
        (1)     Amount Previously Paid:
        (2)     Form, Schedule or Registration Statement No. 1
        (3)     Filing Party:
        (4)     Date Filed:
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                           [LODGIAN, INC. LETTERHEAD]


                               September 21, 2000

Dear Fellow Stockholder:

     As our October 12, 2000 annual meeting approaches you may have received proxy materials from a group led by William Yung. The Yung group has questioned your board's commitment to finding a buyer for Lodgian. Mr. Yung is asking stockholders to elect him and his hand-picked nominees to the board, saying that the Yung group is " . . . positioned to offer the highest value available to the Company's stockholders." YOUR BOARD DISAGREES AND HAS UNANIMOUSLY DETERMINED TO OPPOSE THE ELECTION OF MR. YUNG AND HIS NOMINEES. Consider the facts:

   O GUIDED BY OUR INVESTMENT BANKERS AT MORGAN STANLEY DEAN WITTER, WE ARE ACTIVELY PURSUING A STRATEGY TO MAXIMIZE VALUE FOR ALL LODGIAN STOCKHOLDERS. We have been executing our strategy for several months now and have reached the point were we are presently having substantive discussions with third parties interested in a transaction involving Lodgian. If our negotiations with these parties produce an offer that is fair and fully-financed, Lodgian will be sold. We agree with Mr. Yung that a sale of Lodgian may represent the best opportunity for shareholders to maximize value and we will consider a transaction with any qualified party, including the Yung group. However, we do not believe that electing Mr. Yung and his nominees will facilitate maximization of shareholder value.

   O DESPITE OUR ENCOURAGEMENT, THE YUNG GROUP HAS NEVER SUBMITTED A FIRM, UNCONDITIONAL, FULLY-FINANCED OFFER TO ACQUIRE LODGIAN. Instead, the Yung group, an affiliate of a competitor of your company, has demanded access to our confidential proprietary information without agreeing to sign a standard confidentiality and standstill agreement that protects your company, and which has been signed by 26 other potential bidders! Contrary to Mr. Yung's statements, we have been very flexible with regard to the "standstill" period we have requested of the Yung group. In addition, notwithstanding Mr. Yung's claims and despite our repeated requests, the Yung group has never provided credible evidence of its ability to finance a transaction involving Lodgian.

   O IF ELECTED TO YOUR BOARD, WE BELIEVE THE YUNG GROUP WILL CONTINUE TO DISRUPT OUR EFFORTS TO DELIVER MAXIMUM VALUE TO ALL STOCKHOLDERS. As shareholders you should be concerned that Mr. Yung and his nominees, if elected, will act in their own self-interest to acquire Lodgian at the lowest price and may seek to impede transactions with third parties. We believe that electing the Yung group will only put Mr. Yung in a position to offer a lower price for Lodgian than would be offered if the Yung group remained an unaffiliated third-party and was part of a competitive sale process. Having the Yung group on the board may also dissuade other potential bidders from pursuing a transaction with Lodgian if they perceive a transaction with Mr. Yung is a foregone conclusion. We believe the Yung group will also be a disruptive force on the Lodgian board given its substantial conflicts of interest. Mr. Yung is affiliated with Columbia Sussex Corporation, which competes directly with Lodgian for properties, sites, customers and employees. We believe the best -- in fact, the only -- way to induce Mr. Yung to make a fair offer for Lodgian is to reject his hand-picked nominees. Ask yourself this question: Why should Mr. Yung pay fair value for Lodgian if he can buy it for less through election of his nominees to the board?

   O WE WON'T PAY "GREENMAIL" TO MR. YUNG. Having failed thus far to acquire Lodgian at the lowest price possible, on August 1st Mr. Yung made a secret "greenmail" proposal to the company. Mr. Yung suggested that Lodgian sell certain hotels to the Yung group and use part of the proceeds from the sale to purchase the Yung group's outstanding Lodgian stock -- and only the Yung group's stock -- at a substantial premium over market price. From this, we can only conclude that Mr. Yung is attempting to buy Lodgian at a substantial discount to a fair value or, failing that, to force Lodgian to repurchase the Yung group's shares at a premium price for which you, our shareholders, will pay the price and in which you would NOT participate. Since November of 1999, the Yung group has made at least twenty filings with the SEC with respect to Lodgian, but not one filing discloses Mr. Yung's August 1st proposal!

   O WHILE YOUR BOARD NEGOTIATES WITH POTENTIAL BIDDERS, WE ARE ALSO OVERSEEING OPERATING IMPROVEMENTS AND ASSET SALES LEADING TO DEBT REDUCTION THAT MAY MAKE LODGIAN MORE VALUABLE TO AN ACQUIRER. Our trends continue to improve by the month and our operating forecast for the balance of 2000 is favorable. August's 6.8% increase in same-unit RevPAR marked the third consecutive month in which Lodgian's RevPAR grew faster than the previous month. This follows July's 4.5% improvement in same-unit RevPAR compared to 1999. With the bulk of our planned capital expenditures for 2000 now completed, and in view of our most recent actual results, we are comfortable in projecting that second half 2000 RevPAR will be up at least 5% over 1999 levels, and total recurring EBITDA for the year 2000 will be up slightly over the $147 million we reported in 1999 -- even after considering the negative impact to EBITDA from the 16 asset sales completed year-to-date. Furthermore, your board is actively addressing the issues that have led to delays in our financial reporting and we are confident that Lodgian will return to a regular quarterly reporting schedule by the end of the year.

      We believe your best interests will be served by electing the nominees of your board and allowing your board to continue the process of delivering maximum value to stockholders. WE URGE YOU TO SIGN, DATE AND MAIL THE ENCLOSED WHITE PROXY CARD TODAY. VOTE FOR NOMINEES MICHAEL A. LEVEN AND JOHN M. LANG AND AGAINST THE BY-LAW RESOLUTION PROPOSED BY THE YUNG GROUP. PLEASE DISCARD ANY GREEN PROXY CARD SENT TO YOU BY THE YUNG GROUP OR ITS AGENTS.

      If you have any questions as to how to vote your shares, please call Robert Cole at (404) 365-3800 or our proxy solicitor, D.F. King & Co., Inc., toll free at 1-800-769-6414.

     Thank you for your continued support.

                                   Sincerely,


           /s/ Robert S. Cole                /s/ Joseph C. Calabro
               Robert S. Cole                   Joseph C. Calabro
           Chief Executive Officer           Chairman of the Board
                                                of Directors

                              ***** IMPORTANT *****

     If your shares are held in your own name, please sign, date and return the enclosed WHITE proxy card today. If your shares are held in "street name", only your broker or bank can vote your shares and only upon receipt of your specific instructions. Please return the enclosed WHITE proxy card to your broker or bank and contact the person responsible for your account to ensure that a WHITE proxy is voted on your behalf. DO NOT sign any green proxy card you receive from the Yung group. If you have questions or need assistance in voting your shares, please call: D.F. KING & CO., INC. 77 WATER STREET, NEW YORK, NEW YORK 10005, TOLL FREE: 1-800-769-6414.

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